Exhibit 15

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (the "**Agreement**") is made as of the 26 day of January, 2017 (the "**Effective Date**") by and among Eloxx Pharmaceuticals Ltd., of 7 Golda Meir St., Weizmann Science Park, Ness Ziona (the "**Company**"), Pontifax (Cayman) III L.P. and Pontifax (Israel) III L.P., of 14 Shenkar Street, Herzliya, Israel (collectively "**Pontifax**"), Gilad Shabtai ("**Shabtai**"), of 1 of Teresa Close, Groombridge, Harare, Zimbabwe, and Yoav Shenhav and Saad Laoui, both of 98 Allenby St., Tel Aviv, Israel (collectively, the "**Lenders**").

RECITALS:

WHEREAS, the Company desires to borrow from the Lenders an aggregate amount of US $2,500,000 (the "**Principal Amount**"), and the Lenders are willing to provide such Principal Amount to the Company, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. **Loan**

1.1. Loan Amount. The Principal Amount shall be payable to the Company in two installments, an aggregate of $1,500,000 at the Closing (as defined below) and an additional $1,000,000 by March 1, 2017. The Principal Amount shall bear a 5% annual interest rate. The Principal Amount together with the accrued interest shall be referred to herein, in the aggregate, as the "**Loan Amount**". The Company shall bear any VAT due on account of the accrued interest, if any. Each of the Lenders hereby confirms that the amount it lends to the Company hereunder shall be deemed a full and complete exercise of, and waiver with respect to, any and all pre-emptive rights (including any right of over-allotment) and other participation, veto, first refusal, first offer, bring along, co-sale, anti-dilution or any other rights it has or may have under any agreement with the Company or under the Articles of Association of the Company or otherwise, with regard to the securities that may be issued to the Lenders pursuant to the terms of this Agreement.

1.2. Unless converted earlier pursuant to Section 3 below, the Company shall have the right to prepay any portion of the Loan Amount subject to the prior written consent of the Lenders. Any such repayment by the Company to the Lenders in accordance with the provisions hereof may be made solely pro-rata between Lenders in accordance with the Loan Amount actually provided by them to the Company.

2. **Closing(s)**

2.1. The closing of the transactions contemplated in Section 1.1 above, will take place at a closing (the "**Closing**") to be held remotely via the exchange of documents and signatures or at the offices of Horn & Co. Amot Investments Tower, 2 Weizmann St., 24th Floor, Tel-Aviv 6423902, Israel, within three (3) business days following completion of the transactions set forth in Section 2.2 below, commencing at 11:00 a.m., local time, or at such other time or place as the Company and the Lenders shall mutually agree upon in writing.

2.2. Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

i. The Company shall deliver to the Lenders the following documents or cause the following actions to be completed:

(1) Shareholders Resolutions. Duly executed minutes of resolutions of

the shareholders of the Company, substantially in the form attached as Schedule 2.2.1(i) hereto, pursuant to which the requisite majority of shareholders of the Company shall have approved all transactions contemplated hereby and taken all corporate actions related to such transactions.

(ii) Board Resolutions. Duly executed resolutions of the Company's Board of Directors, substantially in the form attached as Schedule 2.2.1(ii) hereto, approving the execution, delivery and performance by the Company of this Agreement, including the issuance of securities upon conversion of the Principal Amount, if, when and to the extent converted in accordance with the provisions of Section 3 below.

(iii) Shareholders Waivers. Validly executed waivers by all existing shareholders of the Company and by any other applicable third party, with respect to any preemptive rights, first refusal rights, anti-dilution rights or similar rights such shareholders or third parties hold in connection with the transactions contemplated herein, pursuant to the governing documents of the Company or any applicable law or agreement, or confirmation from Company's CEO that such rights have lapsed or have been exercised.

ii. Payment of Principal Amount. Each Lender shall cause the transfer to the Company of its respective portion of the First Installment Principal Amount, in the respective amount set forth opposite the name of such Lender in Schedule A hereto, by wire transfer in accordance with written instructions of the Company. The obligation of each Lender hereunder shall be several and not joint. Payment by each Lender of such Principal Amount shall be made in US Dollars.

2.3. Second Installment. The Second Installment of the Principal Amount shall be transferred to the Company by March 1, 2017 in the respective amount set forth opposite the name of such Lender in Schedule A hereto, by wire transfer in accordance with written instructions of the Company. The obligation of each Lender hereunder shall be several and not joint. Payment by each Lender of such Principal Amount shall be made in US Dollars.

3. Conversion

3.1. Upon the consummation of an equity investment in the Company consummated prior to the lapse of two (2) years from the First Installment Closing (the "**Maturity Date**") with aggregate proceeds from third party unaffiliated (with the Company or any of its existing shareholders) investor(s) in one or a series of related transactions, of US$5,000,000 or more (excluding the Loan Amount) (the "**Qualified Equity Investment**"), any outstanding portion of the Principal Amount (without interest) shall be automatically converted into an equity investment in the Company, in consideration for securities of the Company of the same class and on the same terms as issued to the such investors under the Qualified Equity Investment (including warrant coverage and any other additional securities/other incentives to be issued/granted to the investors in connection therewith, if applicable) *(except for the original issue price thereof, which shall be the actual conversion price per share at which the Principal Amount has been converted into such securities)*, at a conversion price per share equal to 80% of the price per share paid by the investors in such Qualified Equity Investment.

3.2. At least three (3) days prior to the closing date of a Qualified Equity Investment the Company shall send to the Lender a notice specifying the general terms and conditions of such transaction. The Lenders hereby agree and undertake to execute all reasonably necessary documentation and take all further action, at the Company's expense, as may be required or desirable in order to consummate the Qualified Equity Investment and the conversion hereunder. Upon such conversion of the Loan Amount and issuance of the Company's securities in accordance with this Agreement, this Agreement shall terminate and expire and be of no force and effect, other than with respect to such provision which by their nature are meant to survive termination of the Agreement.

3.3. In the absence of an earlier conversion under Section 3.1 above, upon the earlier of: (i)

the Maturity Date, or (ii) an Event of Default (as such is defined below), then, effective immediately prior to such foregoing event, any outstanding portion of the Loan Amount (including interest) shall be automatically converted, on such date, into an equity investment in the Company, in consideration for securities of the Company of the then existing most senior class *(except for the original issue price thereof, which shall be the actual conversion price per share at which the Principal Amount has been converted into such securities)*, at a conversion price per share equal to 65% of the original issue price per share applicable to such class.

3.4. An **"Event of Default"** shall be deemed to have occurred upon any one or more of the following circumstances, all if occurring during such period as the Loan Amount (or any portion thereof) remains outstanding hereunder:

i. If the Company shall commence voluntary proceedings under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of a jurisdiction, whether now or hereafter in effect, or if the Company shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; or if the Company shall petition or apply for the appointment of any receiver or trustee of the Company or for all or substantially all of its property;

ii. If the Company applies for an arrangement with its creditors or participants, or if the Company shall make an assignment of its assets for the benefit of its creditors (other than in the ordinary course of business); or

iii. If there shall be commenced against the Company (other than by the Lenders) any proceedings related to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, or if a receiver or trustee shall be appointed for the Company or for all or substantially all of its property, and remain uncorrected, undismissed or undischarged, as the case may be, for more than sixty (60) consecutive days.

3.5. No fractions of shares shall be issued upon conversion of this Agreement, and the number of shares of stock issued shall be rounded to the nearest whole number.

4. Representations and Warranties

4.1. The Company has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Company. This Agreement is the legal, valid, and binding obligation of the Company, and is enforceable as to the Company in accordance with its terms.

4.2. The Lenders have all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of the Lenders have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Lenders. This Agreement is the legal, valid, and binding obligation of the Lenders, and is enforceable as to the Lenders in accordance with its terms.

4.3. The execution, delivery and performance of this Agreement by the Company and the receipt of the Principal Amount, will not, with or without the passage of time or giving of notice, result in any violation, or be in conflict with or constitute a default under any material agreement to which it is a party.

4.4. The Lender is an investor in securities of companies in the development stage and in companies similar to the Company, and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Company and is able bear the financial risks thereof.

4.5. Each Lender acknowledges that it is not relying upon any person, firm or corporation (including without limitation any other Lender), other than the Company and its officers and directors, in making decision to provide the loan hereunder. Each Lender agrees that no other Lender (acting in such capacity) nor the respective controlling persons, officers, directors, partners, agents or employees of any such other Lender shall be liable to any other Lender in connection with this loan for any action taken or omitted to be taken by any of them prior to the date hereof in connection with the transactions contemplated hereunder. Each Lender acknowledges that it has been independently afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, and that it is not relying upon any examination or inquiry performed by another Lender.

5. General Provisions

5.1. Further Assurances. The Company and the Lenders shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

5.2. Entire Agreement; Amendment; Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties hereto with regard to the subject matters hereof. Any term of this Agreement may be amended with the written consent of the Company and the Lenders. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver thereof or of any other breach or default theretofore or thereafter occurring. Except as otherwise provided for herein, the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the party against such waiver is sought.

5.3. Severability; Headings. The invalidity or unenforceability of any term or provision of this Agreement will not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and will not alter or otherwise affect the meaning of this Agreement.

5.4. Assignment. This Agreement is transferable and assignable by the Lenders only upon consent of the Company, provided that no such consent shall be required for any transfer to an affiliate of the Lenders or to any person or entity to whom the Lenders would be entitled to freely transfer shares under the terms of the Company's Articles of Association had the Lenders held such shares. The Company may not transfer and assign this Agreement without the prior written consent of the Lenders, except to a successor in interest.

5.5. Governing Law. This Agreement shall be governed by and construed according to the laws of Israel.

5.6. Notices. All notices and other communications required or permitted hereunder to be given to a party hereto shall be in writing. All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the parties' respective addresses as shall be designated by notice from time to time. Any notice sent in accordance with this Section 5.6 shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and confirmation of transmission or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of transmission, (ii) if sent by registered mail, upon three (3) days of mailing, (iii) if sent by messenger, upon delivery; and/or (iv) upon actual receipt.

5.7. Counterparts. This Agreement may be executed in one or more counterparts.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ELOXX PHARMACEUTICALS LTD.

By: [signature]

Name: SILVIA NOIMAN

Title: CEO

PONTIFAX (CAYMAN) III L.P.

By: ______________________

Name: ______________________

Title: ______________________

PONTIFAX (ISRAEL) III L.P.

By: ______________________

Name: ______________________

Title: ______________________

GILAD SHABTAI

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ELOXX PHARMACEUTICALS LTD.

By: ____________________

Name: ____________________

Title: ____________________

PONTIFAX (CAYMAN) III L.P.

By: ____________________

Name: ____________________

Title: ____________________

PONTIFAX (ISRAEL) III L.P.

By: ____________________

Name: ____________________

Title: ____________________

____

GILAD SHABTAI

[Signature Page to Eloxx Convertible Loan Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ELOXX PHARMACEUTICALS LTD.

By: ______________________

Name: ______________________

Title: ______________________

____

PONTIFAX (CAYMAN) III L.P.

By: ______________________

Name: ______________________

Title: ______________________

____

PONTIFAX (ISRAEL) III L.P.

By: ______________________

Name: ______________________

Title: ______________________

____

GILAD SHABTAI

YOAV SHENHAV

SAAD LAOUI